Exhibit 10.18

NOTE

US $150,000.00	Date: August 17, 2012

1.
BORROWER PROMISE TO PAY. In retum for a loan that Borrower has received, Borrower promise to pay ONE-HUNDRED-FIFTY-THOUSAND AND NO/100 DOLLARS (US S150,000.00) (this amount will be called "principal"), plus interest, to the order of ROBERT R. ROMER, unmarried (hereinafter "Payee"). Borrower understands that Payee may transfer this Note. Payee or anyone who takes this Note by transfer and who is entitled to receive payments under this Note will be called the "Lender",

2.
INTEREST. Borrower will pay interest at a rate of NINE PERCENT (9.0%) per year. Interest will-he charged on that part of principal which has not been paid from August 21, 2012 and will continue for a period of THREE (3) YEARS, at which time the full amount of principal will be due.

3.	PAYMENTS. Borrower will pay principal and interest by making payments every month in the amount of ONE-THOUSAND-F1VE-HUNDRED AND NO/l 00 DOLLARS (1,500.00).

Borrower will -make monthly payments on the TENTH (10TH) day of each month beginning on August 21, 2012-- until Borrower has paid all of the principal and interest and any other charges, described below, that Borrower may owe under this Note. The will be a Ten (10) day grace period for monthly payments due, if after the TENTH (10TH) day, payment has not yet been received, a penalty in the amount of ONE-HUNDRED FIFTY AND NO/ 00 DOLLARS (US $150.00) or TEN PERCENT (10%) of the monthly payment the will be charged. If on August 16, 2015, Borrower has not paid all monies Borrower owes under this Note; Borrower will pay all principal, interest and any other charges that Borrower may owe; in full, on that date.

Borrower will make my monthly payments at the Law Offices of Steven D. Strauss, Post Office Box 11517, Hilo, (Hawaii 96721, or at a different place if required by the Lender. Each of Borrower's monthly payments will be applied first to pay late charges, prepayment charges or other charges Borrower may owe, then to pay any advances the Lender may have made under the Mortgage described ,,below, then to pay the interest then owing on the principal and the balance shall be applied to reduce the amount of principal that Borrower owes under this Note.

4.	BORROWER'S FAILURE TO PAY AS REQUIRED

(A)  Default and Acceleration. If Borrower defaults in the payment of this Note of in the performance of any obligation, and the default continues after Lender gives Borrower notice of the default and the time within which it must be cured, as may be required by law or written agreement, then Lender may declare the unpaid principal balance and earned interest on this Note immediately doe,, The Lender may also commence a lawsuit against Borrower or take other reasonable steps to collect any overdue amounts. Borrower and each surety, endorser, and guarantor waive all demands for payment, presentation for payment, notices of intentions to accelerate maturity, notices of acceleration of maturity, protests, and notices of protest, to the extent permitted by law.

If at any time. when Borrower's in. default, the Lender does not require Borrower to pay immediately in full, the Lender will still' have the right to do so if, at a later time, Borrower's in default again. -

B)  Payment of-Lender's Costs and 'Expenses'. If the Lender takes any of the actions described in (A) above, Borrower promises to pay to the Lender all of the Lender's reasonable costs and expenses. Those expenses may include, for example, -reasonable attorneys' fees.

5.          BORROWER'S RIGHT TO MAKE PREPAYMENTS

Borrower has-the right to make payments of principal before they are due.  Any payment made before it is due is known as a "prepayment". A prepayment of only part of the unpaid principal is known as a "partial prepayment".

If Borrower chooses to make a partial prepayment, the Lender may require Borrower to make the-prepayment on the same day that one of Borrower's monthly payments is due. The Lender may also require that the amount of Borrower's partial prepayment be equal to the amount of principal that would have been part of Borrower's next one or more

Monthly payments.' If Borrower makes a partial payment there will-be no-delay's in the due dates or changes in the amounts of Borrower's monthly payments unless the Lender agrees in writing to those delays or changes. The Lender will use all of Borrower's prepayments to reduce the amount of principal that Borrower owes under this Note. The Borrower may make a full prepayment of the outstanding principal balance hereof, plus accrued and unpaid interest hereon, at any time without any premium or penalty.

6.   WAIVERS

Borrower waives Borrower's rights to require the Lender to do certain things. Those things are: (A) to demand payment of amounts due (known as "presentment"); (B) to give. notice that amounts due have not been paid (known as "notice of dishonor");  (C) to obtain an official certification of nonpayment (known as "protest"). Anyone else (i) who agrees to keep Borrower's promises made in this Note, or (ii) who agrees to make payments to the Lender if Borrower fails to keep Borrower's promises under this Note, or (iii) who signs this Note to transfer it to someone else (known as "guarantors", "sureties" and "endorsers"), also waives these rights,

7.   GIVING OF NOTICES

Any notice that must be given to Borrower under this Note will be given by delivering it or by mailing it addressed to Borrower at the Property Address below. A notice will be delivered or mailed to Borrower at a different address if Borrower gives the Lender a notice of Borrower's different address.

Any notice that must be given to the Lender under this Note will be given by mailing ft to the Lender at the address stated in Section 3 above. A notice will be mailed to the Lender at a different address if Borrower is given a notice of that different address.

8.  TH1S NOTE COVERED BY A MORTGAGE

A Mortgage, dated August 17, 2012, protects the Lender from possible losses which result if Borrower does not keep the promises which Borrower makes in this Note. The Mortgage describes how and under what conditions Borrower may be required to make immediate payment in fall of all mounts that Borrower owes under this Note. The Mortgage is secondary and inferior to that certain Mortgage, Security Agreement and Financing Statement (the "First Mortgage') provided by Borrower to Southwest Capital Funding, Ltd. (the "First Lender"), and its successors or assigns. Any default by Borrower in the terms and conditions of the First Mortgage shall also constitute a default  in the Mortgage.

9.         RESPONSIBILITY OF PERSONS -UNDER THIS NOTE

The Borrower is fully obligated to pay the full amount owed and to keep all of the promises made in this Note, Any guarantor, surety, or endorser of this Note (as described In Section 5 above) .is also obligated to do these things. The Lender may enforce its rights under this Nate against the Borrower. This means that the Borrower may be required to pay all of the amounts owed under this Note.

Any person or entity who takes ever the Borrower's rights or obligations under this Note will have all of the Borrower's rights and must keep all of the Borrower's promises made in this Note. Any person or entity who takes over the rights or obligations of a guarantor, surety, or endorser of this Note (as described in Section 6 above) is also obligated to keep all of the promises made in this Note.  Security of this Note Property Address:

96-2232 South Road Pahala, Hawaii 96777 MAMAKI TEA, INC., a Nevada corporation /s/ Joe LaCoste By: Joe LaCoste